UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

ALLEGRO BIODIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21982 (Commission File Number)	20-5748331 (IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Loan Agreement with First South Farm Credit, ACA

On June 28, 2007, Vanguard Synfuels, LLC (“Vanguard”), a wholly owned subsidiary of Allegro Biodiesel Corporation (“Allegro”) entered into an Amended and Restated Loan Agreement (the “Amended Loan Agreement”) with First South Farm Credit, ACA (“FSFC”). The Amended Loan Agreement formally documents the amendments to Vanguard’s original loan agreement with FSFC which were approved on April 2, 2007, and disclosed in Allegro’s Annual Report on Form 10-K for the year ended December 31, 2006. Such amendments include: (i) the renewal of Vanguard’s $2.0 million revolving line of credit under the Amended Loan Agreement; (ii) the extension of the maturity date of such line of credit to July 1, 2009; (iii) changing the working capital financial covenant threshold from $750,000 to $500,000; (iv) changing the initial compliance date for the cash flow coverage rate financial covenant to December 31, 2008; (v) permitting Vanguard to make inter-company advances and distributions to Allegro; and (vi) the provision of a cure period of 15 days after written notice of events of default. The obligations of Vanguard under the Amended Loan Agreement have been guaranteed by Allegro pursuant to a continuing guaranty, which provides customary remedies to FSFC in the event Vanguard fails to repay its obligations under the Amended Loan Agreement.

Except as described above, the material terms of the Amended Loan Agreement are the same as the original loan agreement Vanguard entered into with FSFC.

Loan from The Bel Fixed Income Portfolio

On June 28, 2007, Allegro entered into a promissory note with The Bel Fixed Income Portfolio (“Bel”) pursuant to which Allegro borrowed $640,000 from Bel (the “Bel Loan”). The Bel Loan is due and payable on December 28, 2007, bears interest at a rate equal to 12.0% per annum, and is secured by the “Talen’s Loan Documents” (as described below). Payment of the Bel Loan may be accelerated by Bel in the event of certain defined events of default under the promissory note.

Loan to Talen’s Marine and Fuel, Inc.

On June 28, 2007, the proceeds of the Bel Loan were loaned (the “Talen’s Loan”) by Allegro to Talen’s Marine and Fuel, Inc. (“Talen’s”) pursuant to a loan agreement among Talen’s, Allegro, Talen Landing II, Inc. (“Talen II”), and C. Raymond Talen, and a promissory note executed by Talen’s in favor of Allegro. The Talen’s loan agreement and promissory note contain customary representations, warranties and covenants by Talen’s, Talen II and C. Raymond Talen, and customary remedies for Allegro in the event of defined defaults under such agreements.

The purpose of the Talen’s Loan was to provide Talen’s with additional short-term working capital pending the consummation of the transactions described in Allegro’s Current Report on Form 8-K dated June 22, 2007 (the “Talen’s Acquisition”). The Talen’s Loan is due and payable on the earlier of (i) September 24, 2007, or (ii) the closing of the Talen’s Acquisition; bears interest at a rate of 10.0% per annum; and is secured by a mortgage on certain real property owned by Talen II and a continuing guaranty executed by C. Raymond Talen in favor of Allegro. Such mortgage and guaranty contain customary representations, warranties and covenants in favor of Allegro, and customary remedies for Allegro in the event of the failure of Talen’s to repay the Talen’s Loan. (The Talen’s loan agreement and promissory note, the mortgage and the C. Raymond Talen guaranty are collectively referred to as the “Talen’s Loan Documents”).

The summaries of the above agreements are subject to and qualified in their entirety by reference to the relevant agreements, all of which are attached as Exhibits to this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure relating to the Bel Loan set forth under Item 1.01 above is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Amended and Restated Loan Agreement dated June 28, 2007, by and between Vanguard Synfuels, LLC and First South Farm Credit, ACA

10.2 Continuing Guaranty executed by Allegro Biodiesel Corporation in favor of First South Farm Credit, ACA

10.3 Promissory Note dated as of June 28, 2007, between Allegro Biodiesel Corporation and The Bel Fixed Income Portfolio

10.4 Loan Agreement dated June 26, 2007, among Talen’s Marine and Fuel, Inc., Allegro Biodiesel Corporation, C. Raymond Talen, and Talen Landing II, Inc.

10.5 Promissory Note dated June 26, 2007, executed by Talen’s Marine and Fuel, Inc. in favor of Allegro Biodiesel Corporation

10.6 Guaranty Agreement dated June 26, 2007, executed by C. Raymond Talen in favor of Allegro Biodiesel Corporation

10.7 Multiple Indebtedness Mortgage dated June 26, 2007, executed by Talen Landing II, Inc. in favor of Allegro Biodiesel Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegro has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: July 2, 2007

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer